8-K
Exhibit 99.1
PRESS ADVISORY

Contact: Karen James Cody
kcody@bna.com
(202) 452-4169
www.bna.com/press

BNA ELECTS NEW CHAIRMAN OF THE BOARD, PRESIDENT

Washington, D.C. (April 24, 2007) - The Board of Directors of Washington, D.C.-based news publisher BNA today announced the election of Paul N. Wojcik as its chairman, effective April 21, 2007. Gregory C. McCaffery was elected BNA’s new president. Sandra C. Degler steps down as chairman, becoming vice chairman of the BNA board.

Greg McCaffery began his BNA career in 1986 as a reporter and editor. He held managing editor positions on several BNA publications until 1996, when he was named BNA's director of Marketing and Product Development. In that capacity he led BNA’s successful migration from print to electronic publishing. McCaffery was named vice president and editor-in-chief in 2000, added the responsibilities of publisher in 2001, and was elected chief operating officer in 2003. He has been a member of BNA's board of directors since 1997, and is a member of its Executive Committee. McCaffery will remain chief operating officer, a position he assumed in 2003. He will also remain BNA’s publisher and editor-in-chief, and president of BNA subsidiary Tax Management Inc.

McCaffery holds a bachelor of science degree from American University, and has completed course work at the University of London and advanced certificates at the Wharton School of the University of Pennsylvania and the California Institute of Technology.

Paul Wojcik came to BNA in 1972 as an editor for U.S. Law Week, and was named its managing editor in 1979. In 1984, he became corporate counsel and was elected assistant corporate secretary. In 1988 Wojcik became vice president and general counsel, and a year later was elected corporate secretary. He was named senior vice president in 1994, became president and chief operating officer in 1995, and was elected to the CEO position in 1997. He has served on BNA’s board of directors since 1989. He is also chairman of the boards of BNA subsidiary companies BNA International Inc., The McArdle Printing Company, Inc., Institute of Management and Administration, Inc.,. Kennedy Information, Inc., and STF Services Corporation, and serves on the board of subsidiary Tax Management Inc.

Wojcik, who will add the role of chairman to his position as chief executive officer, is a graduate of Washington and Lee University and received his J.D. from Catholic University’s Columbus School of Law. He is a member of the American Bar Association and the Virginia State Bar.

Former BNA Board Chairman Sandra Degler said, “I was honored to be the first woman to chair the BNA Board of Directors, but good succession planning is critical to a company's continuing success. I have worked with both Greg and Paul for many years, and have the utmost confidence that they will provide BNA with effective and energetic leadership.”

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BNA is a leading publisher of print and electronic news and information for professionals in business and government. BNA produces more than 300 news and information services, including the highly respected Daily Labor Report, Daily Report for Executives, and U.S. Law Week. Headquartered in Washington, D.C. for more than 75 years, BNA is the oldest wholly employee-owned company in the United States. BNA has been named one of the 100 Best Companies to Work For by FORTUNE, one of Working Mother’s 100 Best, and is the 2000 winner of the prestigious Business Ethics Award for Employee Ownership. BNA had revenues of $345 million in 2006.